Exhibit 99.1

PRESS RELEASE

ANTHEM REPORTS SECOND QUARTER 2021 RESULTS,

RAISES FULL YEAR OUTLOOK

•	Second quarter GAAP net income was $7.25 per share, including net positive adjustment items of $0.22 per share. Adjusted net income was $7.03* per share.

•	Operating revenue grew by 14.1% over the prior quarter to $33.3 billion, or 15.8% adjusted for the repeal of the health insurance tax.

•	Medical enrollment increased by 1.9 million members year over year and 820 thousand members in the second quarter to 44.3 million members.

•	Third quarter 2021 dividend of $1.13 per share declared to shareholders.

•	Raising full year adjusted net income outlook from greater than $25.10* per share to greater than $25.50* per share.

Indianapolis, Ind. - July 21, 2021 - Anthem, Inc. (NYSE: ANTM) reported second quarter 2021 results reflecting strong financial performance.

“We continued to deliver on our commitments to our stakeholders while making considerable progress against our long-term strategy during the second quarter, all while navigating an uncertain environment due to the pandemic,” said Gail Boudreaux, President and CEO. “Our continued success is a function of our relentless focus on the needs of our clients and customers and an unwavering commitment to improve the health of humanity, starting with our members, their communities and our own associates.”

*	Refer to GAAP reconciliation tables on page 15.

CONSOLIDATED HIGHLIGHTS

Earnings Per Share: GAAP net income was $7.25 per share in the second quarter, including net positive adjustment items of $0.22 per share. Adjusted net income was $7.03* per share.

*	Please refer to the GAAP reconciliation tables on page 15.

Membership: Medical enrollment totaled approximately 44.3 million members at June 30, 2021, an increase of 1.9 million lives, or 4.4 percent from the prior year quarter. Government Business enrollment increased by 2.1 million lives compared to the prior year quarter, driven by Medicaid, reflecting organic growth, aided by the temporary suspension of eligibility recertification efforts in our markets, and growth in Medicare Advantage. In addition, the acquisition of MMM during the second quarter added 315 thousand Medicaid members and 273 thousand Medicare Advantage members. Commercial & Specialty Business enrollment decreased by 174 thousand lives compared to the prior year quarter primarily attributable to in-group attrition in the group fee-based business as a result of the economic environment, partially offset by growth in our risk-based businesses.

During the second quarter of 2021, medical enrollment increased sequentially by 820 thousand lives, primarily driven by the acquisition of MMM, organic growth in the Medicaid business, higher BlueCard activity, and sales in excess of lapses in our Commercial risk-based businesses, partially offset by higher in-group attrition in the group fee-based business.

Operating Revenue: Operating revenue was $33.3 billion in the second quarter of 2021, an increase of $4.1 billion, or 14.1 percent, versus the prior year quarter and 15.8 percent after adjusting for the repeal of the health insurance tax in 2021. The increase was driven by higher premium revenue due to growth in Medicaid and Medicare and, to a lesser extent, rate increases to cover overall cost trend. The increase was further attributable to growth in pharmacy product revenue related to IngenioRx, partially offset by the repeal of the health insurance tax.

Benefit Expense Ratio: The benefit expense ratio was 86.8 percent in the second quarter of 2021, an increase of 890 basis points versus the prior year quarter and an increase of 750 basis points after adjusting for the repeal of the health insurance tax in 2021. The increase was driven by an increase in non-COVID and COVID-related healthcare costs as compared to relatively depressed levels in the same quarter a year ago.

Medical claims reserves established at December 31, 2020 developed better than the Company’s expectations during the second quarter of 2021.

Days in Claims Payable: Days in Claims Payable was 48.1 days as of June 30, 2021, an increase of 1.2 days from March 31, 2021 and an increase of 2.1 days as compared to June 30, 2020. The acquisitions of MMM and myNEXUS increased Days in Claims Payable by 1.6 days sequentially.

SG&A Expense Ratio: The SG&A expense ratio was 11.5 percent in the second quarter of 2021, a decrease of 240 basis points from 13.9 percent in the second quarter of 2020, primarily driven by growth in operating revenue and the repeal of the health insurance tax in 2021, partially offset by increased spend to support growth.

Operating Cash Flow: Operating cash flow was $1.7 billion, or 0.9 times net income in the second quarter of 2021, a decrease of $3.8 billion when compared year-over-year. The year-on-year decrease was driven by tax payments made during the second quarter that were deferred out of the same period in the prior year, as was permitted by the IRS, in addition to the negative impact of the repeal of the health insurance tax in 2021 on second quarter revenues.

Share Repurchase Program: During the second quarter of 2021, the Company repurchased 1.3 million shares of its common stock for $480 million, at a weighted average price of $380.59. As of June 30, 2021, the Company had approximately $5.2 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the second quarter of 2021, the Company paid a quarterly dividend of $1.13 per share, representing a distribution of cash totaling $278 million.

On July 20, 2021, the Audit Committee declared a third quarter 2021 dividend to shareholders of $1.13 per share. On an annualized basis, this equates to a dividend of $4.52 per share. The third quarter dividend is payable on September 24, 2021 to shareholders of record at the close of business on September 10, 2021.

Investment Portfolio & Capital Position: During the second quarter of 2021, the Company recorded net realized gains of $172 million. During the second quarter of 2020, the Company recorded net realized gains of $29 million. These amounts are excluded from adjusted earnings per share.

As of June 30, 2021, the Company’s net unrealized gain position in the investment portfolio was $1.0 billion, consisting primarily of fixed maturity securities. As of June 30, 2021 cash and investments at the parent company totaled approximately $980 million.

REPORTABLE SEGMENTS

Anthem, Inc. has four reportable segments: Commercial & Specialty Business (comprised of Individual, Group risk-based, Group fee-based, and BlueCard businesses); Government Business (comprised of the Medicaid, Medicare, and Federal Health Products & Services businesses); IngenioRx, and Other (comprised of the Diversified Business Group and corporate expenses not allocated to our other reportable segments).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended June 30				Six Months Ended June 30
	2021	2020	Change		2021	2020	Change
Operating Revenue
Commercial & Specialty Business	$9,550	$8,789	8.7%		$19,041	$18,150	4.9%
Government Business	20,066	17,242	16.4%		39,349	34,708	13.4%
IngenioRx	6,219	5,269	18.0%		12,081	10,466	15.4%
Other	2,517	1,452	73.3%		4,887	2,479	97.1%
Eliminations	(5,073)	(3,574)	41.9%		(9,981)	(7,177)	39.1%

Total Operating Revenue[1]	$33,279	$29,178	14.1%		$65,377	$58,626	11.5%
Operating Gain (Loss)
Commercial & Specialty Business	$791	$1,372	(42.3)%		$2,059	$2,792	(26.3)%
Government Business	868	1,618	(46.4)%		1,346	2,029	(33.7)%
IngenioRx	405	304	33.2%		812	653	24.3%
Other	17	66	(74.2)%		25	80	(68.8)%

Total Operating Gain[1]	$2,081	$3,360	(38.1)%		$4,242	$5,554	(23.6)%
Operating Margin
Commercial & Specialty Business	8.3%	15.6%	(730	) bp	10.8%	15.4%	(460	) bp
Government Business	4.3%	9.4%	(510	) bp	3.4%	5.8%	(240	) bp
IngenioRx	6.5%	5.8%	70	bp	6.7%	6.2%	50	bp
Total Operating Margin[1]	6.3%	11.5%	(520	) bp	6.5%	9.5%	(300	) bp

(1)	See “Basis of Presentation” on page 7 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $791 million in the second quarter of 2021, a decrease of $581 million from an operating gain of $1,372 million in the second quarter of 2020. The decrease was primarily attributable to an increase in non-COVID related utilization as compared to relatively depressed levels in the prior year quarter, costs associated with COVID-19 including vaccine administration and testing, as well as investments to support growth. The decrease was partially offset by the non-recurring premium credits provided to members enrolled in select employer group and Individual health plans in the second quarter of 2020, as well as growth in our risk-based membership.

Government Business: Operating gain in the Government Business segment was $868 million in the second quarter of 2021, a decrease of $750 million from $1,618 million in the second quarter of 2020. The decrease was primarily attributable to an increase in non-COVID related utilization as compared to relatively depressed levels in the prior year quarter and costs associated with COVID-19. The decrease was partially offset by membership growth in the Medicaid and Medicare businesses.

IngenioRx: Operating gain was $405 million in the second quarter of 2021, an increase of $101 million, or 33.2 percent, from $304 million in the second quarter of 2020. The increase was driven by growth in integrated medical and pharmacy membership.

Other: The Company reported an operating gain of $17 million in the Other segment for the second quarter of 2021, compared with an operating gain of $66 million in the prior year quarter. The decrease was driven by an increase in non-COVID utilization impacting the risk-sharing arrangements within the Diversified Business Group, as utilization was depressed in the second quarter of 2020. This decrease was partially offset by a decline in unallocated corporate expenses.

OUTLOOK

Full Year 2021:

•

GAAP net income is now expected to be greater than $24.89 per share, including approximately $0.61 per share of net unfavorable items. Excluding these items, adjusted net income is expected to be greater than $25.50* per share.

•

Medical membership is now expected to be in the range of 44.8 - 45.3 million. Risk-based membership is now expected to be in the range of 19.3 - 19.6 million. Fee-based membership is expected to be in the range of 25.5 - 25.7 million.

•	Operating revenue is now expected to be approximately $137.1 billion, including premium revenue of $116.5 billion - $117.5 billion.

•	Operating cash flow is now expected to be greater than $5.8 billion.

•	Investment income is now expected to be approximately $1.1 billion.

•	Effective tax rate is now expected to be between 22.0 - 24.0%

*	Refer to the GAAP reconciliation tables on page 15.

Basis of Presentation

1.

Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 15 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s second quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-947-9963 (Domestic)	800-813-5529 (Domestic Replay)
312-470-0178 (International)	203-369-3826 (International Replay)

The access code for today’s conference call is 8339667. The replay will be available from 11:30 a.m. EDT today, until the end of the day on August 20, 2021. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:
Investor Relations	Media
Stephen Tanal	Leslie Porras
Stephen.Tanal@anthem.com	Leslie.Porras@anthem.com

About Anthem, Inc.

Anthem is a leading health benefits company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves more than 117 million people, including more than 44 million within its family of health plans. We aim to be the most innovative, valuable and inclusive partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	June 30, 2021	June 30, 2020	March 31, 2021	June 30, 2020	March 31, 2021
Commercial & Specialty Business
Individual	738	711	731	3.8%	1.0%
Group Risk-Based	3,851	3,789	3,837	1.6%	0.4%

Commercial Risk-Based	4,589	4,500	4,568	2.0%	0.5%
BlueCard®	6,235	6,171	6,166	1.0%	1.1%
Group Fee-Based	19,372	19,699	19,515	(1.7)%	(0.7)%

Commercial Fee-Based	25,607	25,870	25,681	(1.0)%	(0.3)%

Total Commercial & Specialty Business	30,196	30,370	30,249	(0.6)%	(0.2)%
Government Business
Medicare Advantage	1,824	1,366	1,538	33.5%	18.6%
Medicare Supplement	936	921	930	1.6%	0.6%

Total Medicare	2,760	2,287	2,468	20.7%	11.8%
Medicaid	9,754	8,180	9,172	19.2%	6.3%
Federal Employees Health Benefits	1,631	1,616	1,632	0.9%	(0.1)%

Total Government Business	14,145	12,083	13,272	17.1%	6.6%

Total Medical Membership	44,341	42,453	43,521	4.4%	1.9%

Other Membership
Life and Disability Members	4,732	5,110	4,766	(7.4)%	(0.7)%
Dental Members	6,606	6,400	6,599	3.2%	0.1%
Dental Administration Members	1,497	1,318	1,488	13.6%	0.6%
Vision Members	7,819	7,457	7,798	4.9%	0.3%
Medicare Part D Standalone Members	433	392	450	10.5%	(3.8)%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended June 30
	2021	2020	Change
Revenues
Premiums	$28,533	$25,092	13.7%
Product revenue	3,042	2,543	19.6%
Administrative fees and other revenue	1,704	1,543	10.4%

Total operating revenue	33,279	29,178	14.1%
Net investment income	400	57	601.8%
Net realized gains on financial instruments	172	29	493.1%

Total revenues	33,851	29,264	15.7%

Expenses
Benefit expense	24,763	19,547	26.7%
Cost of products sold	2,614	2,225	17.5%
Selling, general and administrative expense	3,821	4,046	(5.6)%
Interest expense	205	201	2.0%
Amortization of other intangible assets	90	93	(3.2)%
Loss on extinguishment of debt	5	3	66.7%

Total expenses	31,498	26,115	20.6%

Income before income tax expense	2,353	3,149	(25.3)%
Income tax expense	552	873	(36.8)%

Net income	1,801	2,276	(20.9)%
Net income attributable to noncontrolling interests	(8)	—	NM

Shareholders’ net income	$1,793	$2,276	(21.2)%

Shareholders’ net income per diluted share	$7.25	$8.91	(18.6)%

Diluted shares	247.4	255.4	(3.1)%
Benefit expense as a percentage of premiums	86.8%	77.9%	890bp
Selling, general and administrative expense as a percentage of total operating revenue	11.5%	13.9%	(240)bp
Income before income taxes as a percentage of total revenue	7.0%	10.8%	(380)bp

“NM”	= calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Six Months Ended June 30
	2021	2020	Change
Revenues
Premiums	$56,209	$50,609	11.1%
Product revenue	5,779	4,887	18.3%
Administrative fees and other revenue	3,389	3,130	8.3%

Total operating revenue	65,377	58,626	11.5%
Net investment income	691	311	122.2%
Net realized gains (losses) on financial instruments	168	(52)	NM

Total revenues	66,236	58,885	12.5%

Expenses
Benefit expense	48,462	41,036	18.1%
Cost of products sold	4,927	4,209	17.1%
Selling, general and administrative expense	7,746	7,827	(1.0)%
Interest expense	397	395	0.5%
Amortization of other intangible assets	170	176	(3.4)%
Loss on extinguishment of debt	5	4	25.0%

Total expenses	61,707	53,647	15.0%

Income before income tax expense	4,529	5,238	(13.5)%
Income tax expense	1,061	1,439	(26.3)%

Net income	3,468	3,799	(8.7)%
Net income attributable to noncontrolling interests	(10)	—	NM

Shareholders’ net income	$3,458	$3,799	(9.0)%

Shareholders’ net income per diluted share	$13.95	$14.85	(6.1)%

Diluted shares	247.8	255.9	(3.2)%
Benefit expense as a percentage of premiums	86.2%	81.1%	510bp
Selling, general and administrative expense as a percentage of total operating revenue	11.8%	13.4%	(160)bp
Income before income taxes as a percentage of total revenue	6.8%	8.9%	(210)bp

“NM”	= calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	June 30, 2021	December 31, 2020
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$5,258	$5,741
Fixed maturity securities	25,848	23,433
Equity securities, current	1,746	1,559
Premium receivables	5,834	5,279
Self-funded receivables	3,605	2,849
Other receivables	3,246	2,830
Other current assets	4,701	4,060

Total current assets	50,238	45,751
Long-term investments:
Fixed maturity securities	581	562
Other invested assets	4,917	4,285
Property and equipment, net	3,733	3,483
Goodwill	24,399	21,691
Other intangible assets	10,540	9,405
Other noncurrent assets	1,689	1,438

Total assets	$96,097	$86,615

Liabilities and equity
Liabilities
Current liabilities:
Medical claims payable	$13,076	$11,359
Other policyholder liabilities	5,285	4,590
Unearned income	1,081	1,259
Accounts payable and accrued expenses	5,598	5,493
Short-term borrowings	175	—
Current portion of long-term debt	849	700
Other current liabilities	7,730	6,052

Total current liabilities	33,794	29,453
Long-term debt, less current portion	22,217	19,335
Reserves for future policy benefits	774	794
Deferred tax liabilities, net	2,397	2,019
Other noncurrent liabilities	1,869	1,815

Total liabilities	61,051	53,416

Shareholders’ equity
Common stock	2	3
Additional paid-in capital	9,109	9,244
Retained earnings	25,874	23,802
Accumulated other comprehensive (loss) income	(17)	150

Total shareholders’ equity	34,968	33,199
Noncontrolling interests	78	—

Total equity	35,046	33,199

Total liabilities and equity	$96,097	$86,615

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Six Months Ended June 30
	2021	2020
Operating activities
Net income	$3,468	$3,799
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses on financial instruments	(168)	52
Depreciation and amortization	591	556
Deferred income taxes	(8)	60
Share-based compensation	133	134
Changes in operating assets and liabilities:
Receivables, net	(1,632)	(313)
Other invested assets	(44)	24
Other assets	(247)	(486)
Policy liabilities	1,912	1,024
Unearned income	(180)	(110)
Accounts payable and other liabilities	560	1,868
Income taxes	106	1,313
Other, net	(303)	104

Net cash provided by operating activities	4,188	8,025
Investing activities
Purchases of investments	(11,221)	(11,135)
Proceeds from sale of investments	6,345	4,724
Maturities, calls and redemptions from investments	2,246	1,836
Changes in securities lending collateral	(642)	(764)
Purchases of subsidiaries, net of cash acquired	(3,442)	(1,906)
Purchases of property and equipment	(489)	(437)
Other, net	(29)	(36)

Net cash used in investing activities	(7,232)	(7,718)
Financing activities
Net proceeds from (repayments of) commercial paper borrowings	300	(400)
Net proceeds from (repayments of) short-term borrowings	175	(700)
Net proceeds from long-term borrowings	2,510	2,329
Changes in securities lending payable	642	764
Repurchase and retirement of common stock	(927)	(584)
Cash dividends	(555)	(482)
Proceeds from issuance of common stock under employee stock plans	141	92
Taxes paid through withholding of common stock under employee stock plans	(93)	(111)
Other, net	375	(124)

Net cash provided by financing activities	2,568	784
Effect of foreign exchange rates on cash and cash equivalents	(7)	—

Change in cash and cash equivalents	(483)	1,091
Cash and cash equivalents at beginning of period	5,741	4,937

Cash and cash equivalents at end of period	$5,258	$6,028

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended June 30		Years Ended December 31
	2021	2020	2020	2019	2018
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$11,135	$8,647	$8,647	$7,266	$7,814
Ceded medical claims payable, beginning of period	(46)	(33)	(33)	(34)	(105)

Net medical claims payable, beginning of period	11,089	8,614	8,614	7,232	7,709

Business combinations and purchase adjustments	420	339	339	—	199
Net incurred medical claims:
Current year	48,343	39,978	85,094	78,695	69,581
Prior years redundancies(1)	(1,772)	(700)	(637)	(500)	(930)

Total net incurred medical claims	46,571	39,278	84,457	78,195	68,651

Net payments attributable to:
Current year medical claims	37,533	31,625	74,629	70,294	62,748
Prior years medical claims	7,767	7,041	7,692	6,519	6,579

Total net payments	45,300	38,666	82,321	76,813	69,327

Net medical claims payable, end of period	12,780	9,565	11,089	8,614	7,232
Ceded medical claims payable, end of period	41	90	46	33	34

Gross medical claims payable, end of period	$12,821	$9,655	$11,135	$8,647	$7,266

Current year medical claims paid as a percentage of current year net incurred medical claims	77.6%	79.1%	87.7%	89.3%	90.2%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	19.0%	8.8%	8.0%	7.4%	13.7%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	2.1%	0.9%	0.8%	0.7%	1.3%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be grouped differently to conform to current presentation.

	Three Months Ended June 30			Six Months Ended June 30
(In millions, except per share data)	2021	2020	Change	2021	2020	Change
Shareholders’ net income	$1,793	$2,276	(21.2)%	$3,458	$3,799	(9.0)%
Add / (Subtract):
Net realized (gains) losses on financial instruments	(172)	(29)		(168)	52
Amortization of other intangible assets	90	93		170	176
Loss on extinguishment of debt	5	3		5	4
Transaction and integration related costs	12	11		21	23
Litigation expenses	6	21		12	29
Tax impact of non-GAAP adjustments	6	(25)		(19)	(71)

Net adjustment items	(53)	74		21	213

Adjusted shareholders’ net income	$1,740	$2,350	(26.0)%	$3,479	$4,012	(13.3)%

Shareholders’ net income per diluted share	$7.25	$8.91	(18.6)%	$13.95	$14.85	(6.1)%
Add / (Subtract):
Net realized (gains) losses on financial instruments	(0.70)	(0.11)		(0.68)	0.20
Amortization of other intangible assets	0.36	0.36		0.69	0.69
Loss on extinguishment of debt	0.02	0.01		0.02	0.02
Transaction and integration related costs	0.05	0.04		0.08	0.09
Litigation expenses	0.02	0.08		0.05	0.11
Tax impact of non-GAAP adjustments	0.02	(0.10)		(0.08)	(0.28)
Rounding impact	0.01	0.01		0.01	—

Net adjustment items	(0.22)	0.29		0.09	0.83

Adjusted shareholders’ net income per diluted share	$7.03	$9.20	(23.6)%	$14.04	$15.68	(10.5)%

	Full Year 2021 Outlook
Shareholders’ net income per diluted share	Greater than $24.89
Add / (Subtract):
Net realized gains on financial instruments	($0.68)
Loss on extinguishment of debt	$0.02
Transaction and integration related costs	$0.08
Litigation expenses	$0.05
Amortization of other intangible assets	Approximately $1.42
Tax impact of non-GAAP adjustments	Approximately $(0.28)

Net adjustment items	Approximately $0.61

Adjusted shareholders’ net income per diluted share	Greater than $25.50

	Three Months Ended June 30			Six Months Ended June 30
(In millions)	2021	2020	Change	2021	2020	Change
Reportable segments operating gain	$2,081	$3,360	(38.1)%	$4,242	$5,554	(23.6)%
Net investment income	400	57		691	311
Net realized gains (losses) on financial instruments	172	29		168	(52)
Interest expense	(205)	(201)		(397)	(395)
Amortization of other intangible assets	(90)	(93)		(170)	(176)
Loss on extinguishment of debt	(5)	(3)		(5)	(4)

Income before income tax expense	$2,353	$3,149	(25.3)%	$4,529	$5,238	(13.5)%

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of large scale medical emergencies, such as public health epidemics and pandemics, including COVID-19, and catastrophes; trends in healthcare costs and utilization rates; our ability to secure sufficient premium rates, including regulatory approval for and implementation of such rates; the impact of federal and state regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; our ability to contract with providers on cost-effective and competitive terms; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; reduced enrollment; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; risks and uncertainties related to our pharmacy benefit management (“PBM”), business including non-compliance by any party with the PBM services agreement between us and CaremarkPCS Health, L.L.C.; medical malpractice or professional liability claims or other risks related to healthcare and PBM services provided by our subsidiaries; general risks associated with mergers, acquisitions, joint ventures and strategic alliances; changes in U.S. tax laws; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; the impact of international laws and regulations; intense competition to attract and retain employees; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.